Exhibit 99.1

Denali Therapeutics Announces Pricing of Public Offering of Common Stock

SOUTH SAN FRANCISCO, CA — Jan. 28, 2020 — Denali Therapeutics Inc. (NASDAQ: DNLI) today announced the pricing of its underwritten public offering of 7,826,087 shares of its common stock at a price to the public of $23.00 per share. All of the shares are to be sold by Denali Therapeutics. In addition, Denali Therapeutics has granted the underwriters a 30-day option to purchase up to an additional 1,173,913 shares of its common stock. Before deducting the underwriting discounts and commissions and estimated offering expenses, Denali Therapeutics expects to receive total gross proceeds of approximately $180 million, assuming no exercise of the underwriters’ option to purchase additional shares. The offering is expected to close on or about January 31, 2020, subject to satisfaction of customary closing conditions.
Goldman Sachs & Co. LLC, J.P. Morgan and Jefferies are acting as joint book-running managers and Nomura Securities International, Inc., H.C. Wainwright & Co. and Janney Montgomery Scott are acting as co-managers for the offering.
Denali Therapeutics filed a Registration Statement on Form S-3, which was automatically effective upon filing with the SEC on March 12, 2019, and has filed a preliminary prospectus supplement and accompanying prospectus relating to the offering on January 27, 2020. A final prospectus supplement and accompanying prospectus relating to the offering will also be filed with the SEC. These documents can be accessed for free through the SEC’s website at www.sec.gov.
When available, copies of the final prospectus supplement and the accompanying prospectus relating to this offering may also be obtained from:
Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, fax: 212-902-9316, email: prospectusgroup-ny@ny.email.gs.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204 or by email: prospectus-eq_fi@jpmchase.com; or Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388, or by email at prospectus_department@jefferies.com.
This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful before registration or qualification under the securities laws of that state or jurisdiction.
About Denali Therapeutics

Denali Therapeutics is a biopharmaceutical company developing a broad portfolio of product candidates engineered to cross the BBB for neurodegenerative diseases. Denali Therapeutics pursues new treatments by rigorously assessing genetically validated targets, engineering delivery across the BBB and guiding development through biomarkers that demonstrate target and pathway engagement. Denali Therapeutics is based in South San Francisco.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not Denali Therapeutics will be able to raise capital through the sale of shares of common stock or consummate the offering, the final terms of the offering, the satisfaction of customary closing conditions, prevailing market conditions, the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Additional risks and uncertainties relating to the offering, Denali Therapeutics and its business can be found under the heading “Risk Factors” in Denali Therapeutics’ most recent current, quarterly and annual reports filed with the SEC and in the preliminary prospectus supplement and accompanying prospectus relating to the offering to be filed with the SEC. Denali Therapeutics assumes no duty or obligation to update or revise any forward-looking statements for any reason.

CONTACT:

Lizzie Hyland
(646) 495-2706
lhyland@gpg.com

or

Morgan Warners
(202) 295-0124
mwarners@gpg.com